Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

December 22, 2004

Schroder Capital Funds (Delaware)
Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree to waive a portion of the management fees we are entitled to receive from Schroder International Fund so that through
October 31, 2005 the Fund will pay management fees to us at the annual rate of
0.45% of the Fund's average daily net assets.

We hereby agree, until October 31, 2005, to reduce the compensation we are entitled to receive as investment adviser of Schroder International Fund,
Schroder U.S. Large Cap Equity Fund, Schroder U.S. Opportunities Fund, Schroder
Municipal Bond Fund, Schroder Short-Term Municipal Bond Fund, Schroder Enhanced
Income Fund and Schroder U.S. Core Fixed Income Fund, and, if necessary, to pay certain other expenses of each such Fund, to the extent that the Fund's total operating expenses attributable to its Investor Shares and Advisor Shares exceed the following annual rates (based on the average net assets of each Fund taken separately):

SCHRODER CAPITAL FUNDS (DELAWARE)
                                          Investor Shares
                                          ---------------

     Schroder International Fund              1.25%

     Schroder U.S. Large Cap Equity Fund      2.00%

     Schroder U.S. Opportunities Fund         2.00%

SCHRODER SERIES TRUST
                                          Investor Shares      Advisor Shares
                                          ---------------      --------------

     Schroder Municipal Bond Fund             0.55%                0.80%

     Schroder Short-Term Municipal Bond Fund  0.55%                0.80%

     Schroder Enhanced Income Fund            0.40%                0.65%

     Schroder U.S. Core Fixed Income Fund     0.40%                0.65%

With respect to Schroder International Fund, the management fee waivers set forth in the first paragraph of this letter are not intended to reduce the total operating expenses of the Fund further than the amounts set forth in the above table.

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Mark A. Hemenetz
   ------------------------------
   Name: Mark A. Hemenetz
   Title: EVP